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                                                                    Exhibit 99-1

   FOR IMMEDIATE RELEASE



Investor Contact: David E. Bosher                Media: Burton W. Rice
                  Senior Vice President and CFO         Corporate Communications
                  (804) 287-5685                        (615) 254-3376


  CADMUS COMMUNICATIONS TO CONSOLIDATE TECHNOLOGY-RELATED LOGISTICS OPERATIONS

                          --------------------------

                 Continues To Sharpen Focus On Core Operations

Richmond, Va. (Feb. 27, 2001) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) ("Cadmus") today announced that it is closing an Atlanta-based logistics operation primarily serving technology-related customers. The action follows the Company's continuing efforts to sharpen the focus on its core businesses and to address changes in demand. Customers of that unit will be served from the Company's newer logistics facility in Charlotte, N.C. The Company said that the closing would result in a fiscal third-quarter pre-tax charge of approximately $8.0 million, most of which will be non-cash.

Commenting on the consolidation, Bruce V. Thomas, president and chief executive officer, noted, "We are acting aggressively to address the changes in demand driven by industry-specific and overall economic factors. We also are acting to ensure that all of our assets and our capital base meaningfully contribute to operating earnings and EBITDA. We have placed a high priority on continuing to use our positive cash flow to reduce debt, but we also want to provide the funds to capitalize on growth opportunities in our core businesses. With the transferred volume, our Charlotte-based logistics operation should see improvements in profitability and productivity. We will also be able to supply the financial and managerial resources necessary to pursue several exciting, new marketing initiatives related to specialty packaging."

"The consolidation of our logistics operations will allow us to better serve our customers," commented Gerald P. Lux, group president of Cadmus Specialty Packaging. "Over the last year, we have seen changes in demand, as our customers have been seeking a new blend of services that made our Atlanta-based operation only part of the marketing solution and therefore less profitable. These trends are playing directly to the strengths of the services we now offer in our Charlotte center. For example, we are seeing substantial interest in our new E-SERT(TM) product, a proprietary product that provides an efficient,
innovative way for marketers to reach end users.   As a result of this
consolidation, we will be in a position to redeploy more of our resources toward E-SERT(TM) and other similar growth activities."

David E. Bosher, senior vice president and chief financial officer, noted, "We estimate that about 80 percent of the third-quarter charge from this consolidation will consist of non-cash items, including goodwill and other asset write-offs. As a result of these actions, we expect to generate more than $5 million in net cash proceeds once this consolidation is completed. The cash generated from these actions will assist us in accomplishing our goals of funding our growth opportunities while continuing to enhance our financial position by aggressively reducing debt. The closing of the Atlanta operation should also add approximately $1.0 million annually to the Company's pre-tax operating income."
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Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com and more specific information about Cadmus' Specialty Packaging business is available at www.cadmuswhitehall.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the ability of the Company to successfully transfer customer relationships from its Atlanta operations to Charlotte, (2) the ability of the Company to dispose of its Atlanta logistics assets at values assumed in its reserves, (3) the success of the Company in retaining key employees during the transition period, and (4) the ability of the Company to obtain cost savings and to lower overall logistics operating costs. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.